Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-4 and related Prospectus of Smithfield Foods, Inc. for the registration of up to $350,000,000 of 7 3/4% Senior Notes, Due 2013 and to the inclusion and incorporation by reference therein of our report dated June 3, 2003, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in its Annual Report (Form 10-K) for the year ended April 27, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

August 20, 2003